Exhibit 5.2

July 18, 2014

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

Portland House, Stag Place

London SW1E 5RS

United Kingdom

Ladies and Gentlemen:

We have acted as U.S. counsel to Global Ship Lease, Inc., a Republic of the Marshall Islands corporation (the “Company”), and to the guarantors listed on Schedule 1 hereto, (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) common shares of the Company par value $0.01 per share (the “Common Stock”); (ii) preferred shares of the Company par value $0.01 per share (the “Preferred Stock”); (iii) depositary shares of the Company (the “Depositary Shares”) evidenced by depositary receipts representing fractional interests in Common Stock or Preferred Stock; (iv) debt securities, which may be either senior (“Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities”) (collectively, the “Debt Securities”); (v) guarantees of the Guarantors to be issued in connection with the Senior Debt Securities and the Subordinated Debt Securities (collectively, the “Guarantees”); (vi) warrants to purchase Common Stock, Preferred Stock or Debt Securities of the Company (the “Warrants”);

(vii) rights to purchase Common Stock, Preferred Stock, Warrants or Debt Securities (the “Rights”); (viii) contracts for the purchase and sale of an amount of cash determined in whole or in part by reference to the performance, level, or value of, securities of the Company, one or more currencies or commodities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance and/or one or more indices or baskets of the foregoing, as shall be designated by the Company at the time of an offering (the “Purchase Contracts”) and (ix) units consisting of one or more of the securities described in clauses (i) through (viii) above (the “Units”). The Common Stock, the Preferred Stock, the Depositary Shares, the Debt Securities, the Guarantees, the Warrants, the Rights, the Purchase Contracts and the Units are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time, and 10,737,004 shares of Common Stock may be sold or delivered by certain selling shareholders from time to time, as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $500,000,000.

The Preferred Stock will be issued under one or more certificates of designations (each, a “Certificate of Designations”).

The Depositary Shares will be issued under one or more deposit agreements (each, a “Deposit Agreement”) among the Company, a bank or trust company named therein (each, a “Depositary”) and the holders from time to time of depositary receipts issued thereunder.

The Senior Debt Securities and the Guarantees thereof will be issued under an Indenture (the “Senior Indenture”) among the Company, the Guarantors and Deutsche Bank Trust Company Americas (the “Trustee”). The Subordinated Debt Securities and the Guarantees thereof will be issued under an Indenture (the “Subordinated Indenture”) among the Company, the Guarantors and the Trustee. The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.”

The Warrants will be issued under one or more Warrant Agreements (each, a “Warrant Agreement”) between the Company, one or more agents as shall be named therein and, if applicable, one or more trustees as shall be named therein.

The Rights will be issued pursuant to one or more rights agreements (each, a “Rights Agreement”) between the Company and one or more agents as shall be named therein.

The Purchase Contracts will be issued pursuant to one or more Purchase Contract Agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and an agent or agents as shall be named therein (the “Purchase Contract Agent”).

The Units will be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) between the Company and one or more agents as shall be named therein.

The Deposit Agreement, Indentures, Warrant Agreements, Rights Agreements, Purchase Contract Agreement and Unit Agreements, each of which will be governed under the law of the State of New York, are hereinafter collectively referred to as the “Securities Agreements.”

We have examined the Registration Statement, the Memorandum of Association of the Company and the Company’s Bylaws, along with a form of the share certificate for the Common Stock, and the forms of the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, countersignature, issuance and/or delivery, as applicable, of any Securities, each applicable Securities Agreement will be the valid and legally binding obligation of all parties thereto, except that no such assumption is made with respect to the Company and any Guarantor.

We have assumed further that at the time of the authorization, execution and delivery by the Company and the Guarantors, as applicable, of the applicable Securities Agreement and the execution, authentication, countersignature, issuance and/or delivery, as applicable, of the applicable Securities of the Company and the Guarantors, (1) the Company and each Guarantor is validly existing under the law of its jurisdiction of organization and has duly authorized, issued, executed and delivered, as applicable, the applicable Securities Agreement and the applicable Securities in accordance with its Memorandum of Association, Articles of Association, Articles of Incorporation and Bylaws, as applicable, and the law of its jurisdiction of organization, (2) the execution, issuance, delivery and performance, as applicable, by the Company and each Guarantor of the applicable Securities Agreement and the applicable Securities did not or will not violate the law of such entity’s jurisdiction of organization or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York), (3) the execution, issuance, delivery and performance, as applicable, by the Company and each Guarantor of the applicable Securities Agreement and the applicable Securities do not or will not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument which is then binding upon the Company or any Guarantor or its Memorandum of Association, Articles of Association, Articles of Incorporation

and Bylaws, as applicable, and (4) the Board of Directors of the Company and each Guarantor, as applicable, a duly constituted and acting committee of each such Board of Directors or duly authorized officers, as applicable (such Board of Directors, committee or authorized officers being referred to herein as the “Board”), of the Company and each Guarantor, as applicable, has taken all necessary corporate action to approve the issuance and terms of the applicable Securities, the terms of the offering thereof, the execution and delivery of the appropriate Securities Agreements and related matters.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. With respect to the Depositary Shares, assuming (a) the due execution, issuance and delivery, as applicable, of the Common Stock or Preferred Stock, as applicable, to the Depositary under the applicable Deposit Agreement and the due filing of the Certificate of Designations with respect to any Preferred Stock, and (b) the due execution, issuance and delivery, as applicable, of the Deposit Agreement and of the depositary receipts evidencing the Depositary Shares against deposit of the Common Stock or Preferred Stock in accordance with the applicable Deposit Agreement, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Deposit Agreement and such agreement (and, in the case of Depositary Shares issuable upon conversion or exercise of other Securities, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise), the depositary receipts evidencing the Depositary Shares will constitute valid evidence of interests in the related Common Stock or Preferred Stock and will entitle the holders thereof to the rights specified in the applicable Deposit Agreement.

2. With respect to the Debt Securities, assuming the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3. With respect to the Guarantees, assuming (a) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (b) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

4. With respect to the Warrants, assuming the due execution, countersignature, issuance and delivery of such Warrants, upon payment of the consideration for such Warrants provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Warrant Agreement and such agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

5. With respect to the Rights, assuming (a) any shares of Common Stock or Preferred Stock to be issued with respect to such Rights will be validly issued, fully paid and nonassessable, (b) any Debt Securities, Guarantees or Warrants to be issued with respect to any Rights will constitute valid and legally binding obligations of the Company and the Guarantors, as applicable, enforceable against such party or parties in accordance with their terms, and (c) the due execution, countersignature, issuance and delivery of such Rights, upon payment of the consideration for such Rights provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Rights Agreement and such agreement, such Rights will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

6. With respect to the Purchase Contracts, assuming (a) the taking of all necessary corporate action by the Board to authorize and approve the issuance and terms of the Purchase Contracts and (b) the due execution, issuance and delivery of the Purchase Contracts, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Purchase Contract Agreement and such agreement, the Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

7. With respect to the Units, assuming the due execution, countersignature, issuance and delivery of such Units and the Securities that are components of the Units to the one or more agents as shall be named therein, upon payment of the consideration for such Units provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Units Agreement and such agreement, such Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs 1 through 7 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of provisions relating to (i) the waiver of rights and defenses, (ii) the separability or severability of provisions of any of the Securities Agreements or (iii) choice of law or forum selection.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantor	Jurisdiction of Organization
Global Ship Lease Services Limited	England and Wales
Global Ship Lease 1 Limited	Republic of Cyprus
Global Ship Lease 2 Limited	Republic of Cyprus
Global Ship Lease 3 Limited	Republic of Cyprus
Global Ship Lease 4 Limited	Republic of Cyprus
Global Ship Lease 5 Limited	Republic of Cyprus
Global Ship Lease 6 Limited	Republic of Cyprus
Global Ship Lease 7 Limited	Republic of Cyprus
Global Ship Lease 8 Limited	Republic of Cyprus
Global Ship Lease 9 Limited	Republic of Cyprus
Global Ship Lease 10 Limited	Republic of Cyprus
Global Ship Lease 12 Limited	Republic of Cyprus
Global Ship Lease 13 Limited	Republic of Cyprus
Global Ship Lease 14 Limited	Republic of Cyprus
Global Ship Lease 15 Limited	Republic of Cyprus
Global Ship Lease 16 Limited	Republic of Cyprus
Global Ship Lease 17 Limited	Republic of Cyprus
GSL Alcazar Inc.	Republic of the Marshall Islands